Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF AMENDMENT
OF
THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENVOY MEDICAL, INC.

Envoy Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), for the purpose of amending its Second Amended and Restated Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware, does hereby make and execute this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as amended, and does hereby certify that:

1.	Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby amended by adding the following new Section 6 at the end of such article:

Section 6. Upon the effectiveness of the Certificate of Amendment to the certificate of incorporation first inserting this sentence (the “Reverse Split Effective Time”), each ten (10) shares of Class A Common Stock issued and outstanding as of the Reverse Stock Split Effective Time shall automatically, and without action on the part of the Corporation or the stockholders, be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, without effecting a change to the par value per share of Class A Common Stock (such combination of shares, the “Reverse Stock Split”). The Reverse Stock Split shall occur automatically, without any action by the holders of the shares of Class A Common Stock. Each book entry position that immediately prior to the Reverse Stock Split Effective Time represented issued shares of Class A Common Stock shall thereafter represent the number of shares of Class A Common Stock into which the shares of Class A Common Stock represented by such book entry position has been combined pursuant to the Reverse Stock Split, subject to any elimination of fractional interests. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Class A Common Stock of the Corporation, and adjustments to such securities or rights (including the treatment of any fractional shares resulting from such adjustments) shall be made in accordance with the terms of the applicable agreements governing such securities or rights, including but not limited to the Corporation’s Amended and Restated 2023 Equity Incentive Plan, as amended, and any outstanding award agreements thereunder, the 2023 Employee Stock Purchase Plan, as amended, and applicable warrant agreements.

2.	The foregoing amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

3.	This Certificate of Amendment shall become effective at 12.01 a.m., Eastern Time, on October 26, 2026.

IN WITNESS WHEREOF, I have signed this Certificate on October 23, 2026.

/s/ Brent T. Lucas
Brent T. Lucas Chief Executive Officer